Exhibit 15.4

Consent of Qualified Person

Westland Engineering & Environmental Services (“Westland”), in connection with the transition report on Form 20-F of ioneer Ltd for the six-month period ended December 31, 2025 and any further amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”), consents to:
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the filing and use of the technical report summary titled “Technical Report Summary of the Rhyolite Ridge Lithium-Boron Project” (as amended or supplemented, the “Technical Report Summary”), as an exhibit to the Form 20-F;

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the use of and references to Westland’s name, including Westland’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 20-F and the Technical Report Summary;

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any extracts from, or summaries of, the Technical Report Summary in the Form 20-F and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by Westland, that Westland supervised the preparation of and/or that was reviewed and approved by Westland, that is included or incorporated by reference in the Form 20-F; and

•	the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-266137) of the above items as included in the Form 20-F.

Westland certifies that it has read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which it is responsible.
Date: April 29, 2026

By:	/s/ Richard Delong

Name:	Richard Delong

Title:	Senior Technical Advisor